CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Variable Trust. Such references are included in the Prospectus and Statement of Additional Information of Even Keel Premium Income Fund under the heading “Independent Registered Public Accounting Firm”.

BBD, LLP

Philadelphia, Pennsylvania

April 24, 2013